Exhibit T3B.17

Companies Act 2014

DESIGNATED ACTIVITY COMPANY LIMITED BY SHARES

CONSTITUTION OF

AMRYT PHARMACEUTICALS DESIGNATED ACTIVITY COMPANY

(as adopted by Special Resolution No. 3 on 9 October, 2015)

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is AMRYT PHARMACEUTICALS DESIGNATED ACTIVITY COMPANY

2.	The company is a designated activity company limited by shares, that is to say a private company limited by shares registered under Part 16 of the Companies Act 2014.

3.	The objects for which the Company is established are:

3.1
To carry on the business of management services and commercial finance, as trade consultants, marketing, investment and development of pharmaceutical and medical technology, engaged in pharmaceutical products and preparations, consultancy in pharmaceutical design and anything ancillary to pharmaceuticals products and medical technology and all related activities.

3.2
The development of on-line booking services, software, software consultancy, hardware consultancy, information technology, import, export, wholesale, retail and distribution of computer software and hardware, software development and systems analysis, warranties, anti-virus, computer accessories and peripherals, maintenance services, business consulting, and anything ancillary.

3.3
To carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.4
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.5	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.

3.6	To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company’s board of directors and to dispose of or vary such investments and dealing.

3.7
To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company’s board of directors shall think fit or expedient, whether alone or jointly and, or in the alternative, severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, and to purchase, redeem or pay off any such securities and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company’s board of directors shall think fit or expedient.

3.8
To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company’s board of directors shall think fit or expedient.

3.9
To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company’s property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company’s board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company’s holding company or another subsidiary (as defined by the Act) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company, in each case notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into any such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

3.10
To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company’s board of directors shall deem fit or expedient and where the property consists of real property to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Company’s board of directors shall deem appropriate.

3.11	To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.

3.12
To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting out and improving buildings and conveniences and by planting, paving, draining, fanning, cultivating, letting and by entering into building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, architects, surveyors, purchasers, vendors, tenants and any other person.

3.13
To construct, improve, maintain, develop, work, manage, carry out or control any property which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

3.14	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.15
To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as arc similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.16
As an object of the Company and as a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose whatsoever, to engage in any currency exchange transactions, interest rate transactions and commodity transactions, derivative and or treasury transactions and any other financial or other transactions, including (without prejudice to the generality of the foregoing) securitisation, treasury and or structured finance transactions, of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction entered into in connection with or for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and or any such other currency or interest rate or commodity or other hedging, treasury or structured finance arrangements and such other instruments as are similar to, or derived from any of the foregoing.

3.17
To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trade marks, copyrights, brevets d’ invention, registered designs, licenses, concessions and the like conferring any exclusive or nonexclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licenses in respect of or otherwise turn to account or exploit the property, rights or information so held.

3.18
To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.19	To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of the State.

3.20	To procure that the Company be registered or recognised whether as a branch or otherwise in any country or place.

3.21
To enter into partnership or into any arrangement for sharing profits, union of interests, co‑operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction.

3.22	To amalgamate with any other company or person.

3.23
To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

3.24
To make gifts to any person or company including, without prejudice to the generality of the foregoing, capital contributions and to grant bonuses to the directors or any other persons or companies who are or have been in the employment of the Company including substitute and alternate directors and any other officer or employee.

3.25
To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors, ex- directors, employees or ex-employees of the Company or the dependants or connections of such persons, and to grant pensions and allowances upon such terms and in such manner as the Company’s board of directors think fit, and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, or any other object whatsoever which the Company’s board of directors may think advisable.

3.26
To establish and contribute to any scheme for the purchase of shares or subscription for shares in the Company or its holding company, to be held for the benefit of the employees or former employees of the Company or any subsidiary of the Company including any person who is or was a director holding a salaried employment or office in the Company or any subsidiary of the Company and to lend or otherwise provide money to the trustees of such schemes or the employees or former employees of the Company or any subsidiary of the Company to enable them to purchase shares of the Company or its holding company and to formulate and carry into effect any scheme for sharing the profits of the Company or its holding company with its employees and/or the employees of any of its subsidiaries.

3.27
To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

3.28
To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.29
To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.30
To undertake and execute the office of trustee and nominee for the purpose of holding and dealing with any property of any kind for or on behalf of any person or company; to act as trustee, nominee, agent, executor, administrator, registrar, Secretary, committee or attorney generally for any purpose and either solely or with others for any person or company; to vest any property in any person or company with or without any declared trust in favour of the Company.

3.31	To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.

3.32
To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

3.33	To distribute the property of the Company in specie among the members or, if there is only one, to the sole member of the Company.

3.34	To do all such other things as the Company’s board of directors may think incidental or conducive to the attainment of the above objects or any of them.

NOTE:  it is hereby declared that in this memorandum of association:

(a)
the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

(b)	the word “person”, shall be deemed to include where the context permits an unincorporated body of persons, a partnership, a club or other association as well as an individual; and

(c)
the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

(d)	words denoting the singular number only shall include the plural number and vice versa; and

(e)
it is intended that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

4.	The liability of the members is limited.

5.	The share capital of the Company is €10,100 divided into 10,000,000 ordinary shares of €0.001 and 100,000 B ordinary shares of €0.001 each.

Exhibit T3B.17

COMPANIES ACT, 2014

DESIGNATED ACTIVITY COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

AMRYT PHARMACEUTICALS DESIGNATED ACTIVITY COMPANY

PRELIMINARY

The following Regulations shall apply to the Company:

Interpretation and general

1.
The “Optional Provisions” (as that term is defined by section 968(2) of the Act) (with the exception of sections 43(3), 65, 144(3)(c), 165(1) and 178(2) of the Act) shall apply to the constitution of the Company save to the extent that they are disapplied, modified or supplemented by these articles of association, (b) References to periods of time in the Optional Provisions shall not be altered by section 3 of the Act and to that extent the Optional Provisions are hereby modified in their application to the Company.

2.	Unless otherwise provided in this constitution and in any provision of the Act which applies to this Company:

2.1
a reference to:  the “Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force:  (b) a “Director” shall include an alternate director; (c) a “secretary” shall include any joint, assistant or deputy secretary; and (d) a “member” shall include a member’s personal representatives in consequence of his or her death or bankruptcy.

2.2
save as provided for in Regulation 1(b), a word or expression used in this Constitution which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and (b) the singular shall include the plural and vice versa.

2.3	Definitions

The following expressions shall have the following meanings:

Asset Sale shall mean the completion of any transaction where any person or group of persons acting in concert purchases the whole or substantially the whole of the business and assets of the Company.

Board shall mean the board of directors of the Company as constituted from time to time.

B Ordinary Shares shall mean the B ordinary shares of €0.001 each in the share capital of the Company.

Listing shall mean the listing or quotation of any Shares on any stock exchange or regulated securities market, including AIM/NASDAQ/ESM.

Ordinary Shares shall mean the ordinary shares of €0.001 each in the share capital of the Company.

Realisation Event shall mean a Sale or a Listing.

Sale shall mean a Share Sale or an Asset Sale.

Share Sale shall mean the completion of any transaction whereby any person or group of persons acting in concert purchases the whole of the entire issued share capital of the Company.

Allotment, acquisition and transfer of shares

3.	The following provisions apply to the allotment of shares (and ‘allotment of shares’ shall include issue of shares):

3.1	for the purposes of section 69(1) of the Act, the allotment of shares (including redeemable shares) is authorised generally;

3.2
for the purposes of section 69(3) of the Act, the general authorisation for the allotment of shares in the Company is not subject to any stipulation as to a period during which the allotment may occur; and

3.3	for the purposes of section 69(12)(a)(i) of the Act, section 69(6) of the Act shall not apply, generally, to any allotment of shares in the Company.

4.	The Company:

4.1	may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company, and

4.2	is authorised, for the purposes of section 105(4)(a) of the Act, to acquire its shares.

5.
The Directors (and for the purposes of section 69(4)(a) of the Act, any committee of the Directors so authorised by the Directors and any person so authorised by the Directors or such committee) may without prejudice to section 158(1) of the Act:

5.1	allot, issue, grant options over and otherwise dispose of shares in the Company;

5.2	exercise the Company’s powers under Regulation 4, on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act.

6.
The rights conferred upon the holders of the shares of any class issued by a company with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

7.
The Directors’ power to decline to register a transfer of shares shall not cease to be exercisable on the expiry of two months after the date of delivery to the Company of the instrument of transfer of the share.

8.
The Directors may determine such procedures as they shall think fit in respect to the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

Rights Attaching to Shares

9.	Ordinary Shares

9.1	Attendance at General Meetings

The holders of Ordinary Shares shall be entitled to receive notice of, and to attend and vote at all general meetings.

9.2	Dividends and Distributions

The holders of Ordinary Shares shall be entitled to payment of dividends and distributions on a pro rata basis.

9.3	Repayment of Capital

The holders of Ordinary Shares shall have the right on winding up of the Company to the repayment of the capital paid up thereon together with all arrears of dividends on a pro rata basis.

10.	B Ordinary Shares

10.1	Attendance at General Meetings

The holders of B Ordinary Shares shall be entitled to receive notice of, and to attend general meetings but shall not have the right to vote at general meetings.

10.2	Dividends and Distributions

The holders of B Ordinary Shares shall not, subject to regulation 10.4, be entitled to payment of dividends or distributions.

10.3	Repayment of Capital

The holders of B Ordinary Shares shall not be entitled on the winding up of the Company to any repayment of capital.

10.4	Realisation Event

10.4.1
In the event that the Company is subject to a Realisation Event the holders of the B Ordinary Shares shall be entitled to participate in the proceeds of the Realisation Event in conjunction with the holders of the Ordinary Shares (whether the consideration for such Realisation Event is in cash or non-cash assets), subject to a maximum return of €2,270,992 (whether in cash or non-cash assets as applicable and based upon the valuation of the Company at the time of the Realisation Event) (the B Shareholder Return).  For the avoidance of doubt, the B Shareholder Return shall be divided between the holders of the B Ordinary Shares in proportion to their holding of B Ordinary Shares.

10.4.2
In the event of a Realisation Event in which the holders of the Ordinary Shares are taking part, the holders of the B Ordinary Shares shall be required to take part in such Realisation Event and shall execute all necessary documentation to implement such Realisation Event as is presented to them by the Board.  If any of the holders of B Ordinary Shares fail to comply with this regulation 10.4.2, the Board shall be constituted the agent of any such defaulting shareholder for the purpose of completing the Realisation Event and the Board may authorise such person as it may determine to execute and deliver on behalf of each such defaulting shareholder the necessary documentation and may receive any proceeds on trust for each of the defaulting shareholders.  The proceeds shall not be paid to a defaulting shareholder until he/it shall have delivered all documentation required by the Board.

Directors and secretaries

11.	The number of Directors, from time to time, shall be not less than two and not more than twelve.

12.	In addition to the circumstances described in sections 146, 148(2) and 196(2) of the Act, the office of Director shall be vacated -

12.1	ipso facto, if that Director —

(a)	resigns his or her office by notice in writing to the Company;

(b)	becomes subject to a declaration of restriction under section SI 9 of the Act and the Directors, at any time during the currency of the declaration, resolve that his or her office be vacated;

(c)
resigns his office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting unless otherwise resolved;

(d)	is adjudicated insolvent or bankrupt or makes any arrangement or compromise with his creditors generally (in any jurisdiction);

(e)
is removed from office by notice in writing to the Company:  where there is a sole member, by the sole member or where there is more than one member, by any member or members having the right to attend and vote at a general meeting of the Company on a resolution to remove a Director and holding for the time being not less than 90% in nominal value of the shares giving that right; and

12.2	by resolution of the board of directors where that Director -

(a)	can no longer be reasonably regarded as possessing an adequate decision making capacity by reason of his or her health;

(b)	is sentenced to a term of imprisonment (whether or not the term is suspended) following conviction of a criminal offence in any jurisdiction;

(c)	is for more than six months absent, without the permission of the Directors, from meetings of the Directors held during that period;

(d)	is in full-time employment of the Company or the Company’s holding company or a subsidiary of the Company’s holding company, upon the termination of such employment;

and a Director so removed shall have no right to prior notice or to raise any objection to his or her removal from office but any removal (other than one initiated by the Director) shall be without prejudice to any claim for compensation or damages payable as a result of the removal also terminating any contract of service.

13.	A Director who is appointed to fill a casual vacancy or as an additional director shall not retire at the next following annual general meeting.

14.
A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property where such use is approved by the board of Directors or by a person so authorised by the board of Directors or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

15.
Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with this Constitution.  It shall be the duty of each Director to obtain the prior approval of the Board, before entering into any commitment permitted by sections 228(I)(e)(ii) and 228(2) of the Act.

16.
A Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it.

17.	Any Director (the “appointer”) may from time to time appoint any person to be an alternate director (the “appointee”) and section 165(1) of the Act shall not apply.

18.	Where any committee is established by the Directors:

18.1
the meetings and proceedings of such committee shall be governed by the provisions of this constitution regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the Directors; and

18.2
the Directors may authorise, or may authorise such committee to authorise, any person who is not a Director to attend all or any meetings of any such committee on such terms as the Directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee.

19.
The acts of the board of Directors or of any committee established by the board of Directors shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director.

20.
The Directors may appoint an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think tit; and any such person so appointed may be removed by them.

General meetings

21.
All business shall be deemed to be special business that is transacted at an extraordinary general meeting.  All business that is transacted at an annual general meeting shall be special business, other than the business described in section 186 of the Act, provided however that the election and re-election of Directors shall be special business.

Official seal

22.	The Company may have an official seal for use abroad.

Notices and publications

23.
The provisions of section 180(2) and (3) and section 181(3) of the Act shall apply to all notices required or permitted to be given under the Act or this constitution to any member and not just notices of general meetings.

24.
For the purposes of section 338(5) of the Act, the Company’s members agree that the documents referred to in section 338(2) of the Act may be treated as having been sent to the members where the member can access the documents through a website and that notice of the matters set out in section 338(5)(c) of the Act may be sent to the member in accordance with section 218 of the Act.

25.
For the purposes of section 21 S(3)(d) of the Act the use of electronic means to serve or give notice is permitted and each of the members of the Company hereby consent to the use of electronic means in the form of email to serve or give notices in relation to them and further agree to provide the Company with an email address to which notices may be served or given.

26.	The provisions contained in section 21 S(5) of the Act shall apply to the Company.

27.
In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer or member of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its members and officers for the express purpose of serving notices on the Company.

Directors’ Indemnification

28.
Subject to the provisions of and so far as may be permitted by section 235(3) of the Act every director, secretary and other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his pail) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

Exhibit T3B.17

I, the person whose name and address and description are subscribed, wish to be formed into a company in pursuance of this constitution, and I agree to take the number of share(s) in the capital of the Company set out opposite my name

Name, address and description of subscriber	Number of shares taken by subscriber

Cathal Friel	100

11 Shandon Park, Monkstown, Co. Dublin

Director

Total

Signatures in writing of the above subscribers, attested by witnesses as provided for below; or authentication in the manner referred to in Section 888.

Dated this 16 July 2015

Witness to the above signature

Philip Hayden, The Black Church, St. Mary’s Place, Dublin 7